Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 9, 2012 (and March 7, 2013 as to the 2011 amounts in Note 12), appearing in the Annual Report on Form 10-K of Blucora, Inc. for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington

September 8, 2014